Exhibit 16.2 - Resignation of Auditors

                      Callahan, Johnston & Associates, LLC
                  Certified Public Accountants and Consultants
           7400 Lyndale Avenue South, Suite 140, Minneapolis, MN 55423
                   Telephone: (612)861-0970 Fax: (612)861-5827
                          Email: cjacallahan@qwest.net


October 22, 2003

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW.
Washington, D.C. 20549

Dear Sir/Madam:

Callahan, Johnston & Associates, LLC has resigned as the auditors of record for Satellite Enterprises Corp. In a letter dated October 22, 2003.

Callahan, Johnston & Associates, LLC's report on the financial statements of Satellite Enterprises Corp. for the fiscal years ended June 30, 2003 and 2002 did not contained an adverse opinion or disclaimer of opinion, except that such reports were modified to express substantial doubt as to Satellite Enterprises Corp.'s ability to continue as a going concern.

Callahan, Johnston & Associates, LLC has had no disagreements with Satellite Enterprises Corp. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Callahan, Johnston & Associates, LLC would have caused us to make reference thereto in our report on the financial statements for fiscal years ended June 30, 2003 and 2002 and through the interim date of our response of October 22, 2003.

Callahan, Johnston & Associates, LLC noted no reportable events during the fiscal years ended June 30, 2003 and 2002 audits 2002 and through the interim date of our response of October 22, 2003.

Please contact us should you have any questions regarding this matter.

Sincerely,
CALLAHAN, JOHNSTON & ASSOCIATES, LLC

/s/ Scott M. Callahan

Scott M. Callahan
Certified Public Accountant